EXHIBIT 23.1

                               STAN J.H. LEE, CPA
             2160 NORTH CENTRAL RD. SUITE 203 * FORT LEE * NJ 07024
                      794 BROADWAY * CHULA VISTA * CA 91910
             619-623-7799 FAX 619-564-3408 E-MAIL) STAN2U@GMAIL.COM


To Whom It May Concern;

The firm of Stan J.H. Lee, Certified Public Accountant, consents to the inclusion of our report of September 10 , 2008 on the audited financial statements of Three Shades For Everybody, Inc. as of June 30 , 2008 and 2007 in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.

Very truly yours,


/s/ Stan J.H. Lee, CPA
-------------------------------
Stan J.H. Lee, CPA

Chula Vista, CA
September 10, 2008



          Registered with the Public Company Accounting Oversight Board